EXHIBIT 5

October  9, 2020

Securities and Exchange Commission

Judiciary Plaza

451 Fifth Street, NE

Washington, D.C. 20549

Re:     AAR CORP. – Registration of Common Stock on Form S-8

Ladies and Gentlemen:

We have acted as counsel to AAR CORP., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering the registration of 2,100,000 additional shares of its Common Stock, $1.00 par value per share (the “Common Stock”) issuable pursuant to the AAR CORP. 2013 Stock Plan (As Amended and Restated Effective July 13, 2020) (the “Plan”).

In this connection we have made such investigation and have examined such documents as we have deemed necessary for the purpose of the opinion contained herein.

Based on the foregoing, it is our opinion that when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Lauralyn G. Bengel
Lauralyn G. Bengel